Exhibit (14)(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-44238 on Form N-14 of Merrill Lynch Corporate Bond Fund, Inc. (includes the Investment Grade Portfolio) of our report dated November 16, 1999 appearing in the Annual Report of Merrill Lynch Corporate Bond Fund, Inc. for the year ended September 30, 1999, and to the reference to us under the captions “COMPARISON OF THE FUNDS — Financial Highlights” and “EXPERTS” appearing in the Proxy Statement and Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP Princeton, New Jersey September 28, 2000